Exhibit 99.1

State Bancorp, Inc. Reports Third Quarter 2009 Results

Jericho, N.Y., October 15, 2009   - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported net income of $1.9 million, or $0.10 per diluted common share, for the third quarter of 2009 compared with net income of $2.0 million, or $0.14 per diluted common share, a year ago. The 2.4% decline in 2009 third quarter earnings was primarily attributable to a $1.2 million increase in total operating expenses, primarily due to a $1.0 million charge to write down the carrying value of loans held for sale to their estimated fair value, and a $345 thousand increase in FDIC insurance costs. These charges were offset, in part, by a reduction in the provision for loan and lease losses of $700 thousand and a $495 thousand increase in net security gains in the third quarter of 2009. Earnings per diluted common share in 2009 are also negatively impacted by quarterly dividends paid on preferred stock issued under the United States Department of the Treasury (the “Treasury”) Capital Purchase Program (“CPP”). For the nine month period ending September 30, 2009, the Company recorded a net loss of $2.1 million, or $0.25 per diluted common share, compared with net income of $6.0 million, or $0.42 per diluted share, for the nine month period ended September 30, 2008.

Performance Highlights
•     Net Interest Margin: Net interest margin was 4.06% in the third quarter of 2009 versus 4.12% in the third quarter of 2008 and 3.88% in the second quarter of 2009. The reduction in net interest margin in the third quarter of 2009 versus 2008 resulted from several factors, most notably reduced asset yields due to lower interest rates, increased non-performing assets and accelerated cash flows on investment securities in 2009;
•     Capital Strength: The Company’s Tier I leverage capital ratio was 9.25% at September 30, 2009 versus 8.05% at September 30, 2008, 9.38% at December 31, 2008 and 8.98% at June 30, 2009.  The Company’s tangible common equity ratio (non-GAAP financial measure) was 7.17% at September 30, 2009 versus 7.02% at September 30, 2008, 6.91% at December 31, 2008 and 6.75% at June 30, 2009. As previously disclosed, the Company issued  $37 million in preferred stock and a warrant under the Treasury CPP in December 2008;

•     Loan and Lease Loss Provision: The provision for loan and lease losses decreased by $700 thousand in the third quarter of 2009 versus the third quarter of 2008 and decreased by $500 thousand versus the second quarter of 2009;
•     Asset Quality: Non-accrual loans and leases totaled $35 million (including $9 million of loans held for sale which have been written down to their estimated fair value) or 3.1% of loans and leases outstanding at September 30, 2009 versus $14 million (including $1 million of loans held for sale) or 1.3% of loans and leases outstanding at September 30, 2008 and $35 million (including $12 million of loans held for sale) or 3.1% of loans and leases outstanding at June 30, 2009. Net loan and lease charge-offs of $1.6 million were recorded in the third quarter of 2009 versus $6.4 million in the third quarter of 2008 and $1.4 million in the second quarter of 2009. The allowance for loan and lease losses totaled $29 million or 2.7% of total loans and leases (excluding loans held for sale) at September 30, 2009 versus $15 million or 1.3% of total loans and leases (excluding loans held for sale) at September 30, 2008 and $28 million or 2.5% of total loans and leases (excluding loans held for sale) at June 30, 2009;
•     Operating Efficiency:  Total operating expenses for the third quarter of 2009 increased by 11.6% to $11.3 million from the $10.2 million reported in the third quarter of 2008. The Company’s third quarter operating efficiency ratio increased to 66.6% in 2009 from 60.2% in the comparable 2008 period. Excluding the $1.0 million write down of loans held for sale recorded during the third quarter of 2009, the Company’s operating efficiency ratio would have been 60.7% (non-GAAP financial measure).  The Company’s efficiency ratio was 70.9% in the second quarter of 2009;
•     Loans and Leases: Loans and leases outstanding increased by 1% to $1.1 billion at September 30, 2009 versus September 30, 2008 and declined by 1% versus June 30, 2009;
•     Core Deposits: Core deposits totaled $899 million at September 30, 2009 versus $807 million at September 30, 2008 and $958 million at June 30, 2009. The growth in core deposits versus the comparable 2008 date reflects the Company’s ongoing acquisition of attractive new business clients and the expansion of many existing business client relationships. The reduction in core deposits at September 30, 2009 versus June 30, 2009 reflects the normal seasonality of the Company’s municipal deposits. Core deposits represented 69% of total deposits for the quarter ended September 30, 2009, 60% of total deposits for the quarter ended September 30, 2008 and 67% for the quarter ended June 30, 2009.  Demand deposits increased by 11% to $363 million at September 30, 2009 versus $327 million at the comparable 2008 date and increased by 6% from $342 million at June 30, 2009;

•     Performance Ratios: Return on average assets and return on average stockholders’ equity were 0.47% and 5.13%, respectively, in the third quarter of 2009 and 0.50% and 6.95%, respectively, in the comparable 2008 period.

Commenting on the third quarter 2009 financial performance, President and CEO Thomas M. O’Brien stated that, “Third quarter 2009 results produced many of the same positive trends that the Company has experienced in recent periods.  Of particular comfort is the continued strength of our quarterly net interest margin at 4.06%.  In the face of loan quality pressures and the lowest interest rates in memory, the Company’s margins have consistently provided a steady source of net interest income.  Non-performing assets, while still uncomfortably high, have begun to stabilize in absolute terms at $35 million, essentially unchanged from June 30.  Notwithstanding these encouraging trends, economic conditions in the metropolitan New York region continue to be fragile and the resulting pressure on real estate values remains a source of concern and elevated risk.  In addition, unemployment levels remain high and have yet to stabilize.  We continue to take an aggressive posture towards exiting higher risk legacy credit exposures and forthrightly managing credit risk under very difficult and uncertain market conditions.  I believe that the decisive actions that we have taken to date, while undoubtedly painful at times, have helped position the Company to better withstand the likely second and third derivative aftershocks of the economic collapse of 2008.  We will continue to aggressively confront these conditions and regularly explore multiple avenues to expedite the process of appropriately exiting troubled loans.”

“Loan market pricing and credit terms continue to be more rational and consequently, loan portfolios should begin to exhibit gradual improvement once employment stabilizes and the overhang of weak credit begins to diminish. Unfortunately, pressures from weak credit will likely continue to inhibit banking sector profitability until such time as non-performing loans are disposed of in a manner that allows underlying fundamentals to produce sustainable earnings. The adage that time is money probably most accurately describes the pressure that weakened credit brings to bank income statements. Consequently, it is our belief that speedy disposition of problem assets is generally the best remedy.”

“While the avalanche of difficult news in the banking industry has dominated the headlines, I believe that there will be significant opportunity ahead for those banks properly prepared to exit the recession.  The opportunity will include the ability to gain market share both organically and through franchise acquisition. While I believe there is certainly more pain to be experienced in bank credit portfolios, the multiple opportunities that will become available for well positioned banks have almost never appeared so intriguing.  It is our goal during this weak economic period to continue to take those actions we believe prudent in the short term so as to keep the Company in ready position to exploit market conditions when long-term economic growth returns.”

Earnings Summary for the Quarter Ended September 30, 2009
The Company recorded net income of $1.9 million during the third quarter of 2009 versus net income of $2.0 million in the comparable 2008 period. Net interest income increased by $201 thousand or 1.3% to $15.6 million in the third quarter of 2009 versus 2008. This improvement was due to a $36 million increase in average interest-earning assets in 2009, principally loans. The Company’s third quarter net interest margin contracted by six basis points to 4.06% in 2009 versus 2008. The Company’s third quarter 2009 average earning-asset yield declined by 73 basis points to a weighted average yield of 5.09% from 5.82% in 2008. The lower earning-asset yield resulted principally from a 70 basis point reduction in the average yield on loans and leases to 5.45% due in part to the increase in non-accrual loans recorded in 2009. Total loans increased by $12 million or 1% to $1.1 billion at September 30, 2009 versus September 30, 2008 largely due to net growth of $23 million in the Company’s commercial loan and mortgage portfolio. The securities portfolio increased by $3 million at September 30, 2009 versus September 30, 2008. The average yield on the Company’s securities portfolio decreased by 72 basis points to 4.24% in the third quarter of 2009 versus 2008. The securities portfolio had an unrealized mark to market gain of $11 million at September 30, 2009 and a weighted average life of three years.

Partially offsetting the decreased average earning-asset yield was a 79 basis point reduction in the Company’s average cost of interest-bearing liabilities in the third quarter of 2009 to 1.43% versus 2.22% for the same period in 2008. The lower cost of funds resulted from a $92 million or 11% increase in core deposits (average cost of 48 basis points) coupled with the lower prevailing rate environment in the third quarter of 2009 versus the comparable 2008 period.  The Company experienced a $27 million decline in total deposits at September 30, 2009 versus September 30, 2008. This decrease was due to a $119 million reduction in time deposits, principally short-term Certificate of Deposit Account Registry Service (“CDARS”) balances, partially offset by core deposit growth. In March 2009 the Company issued $29 million in senior unsecured debt due in 2012 and guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) under the FDIC’s Temporary Liquidity Guarantee Program (“TLGP”). This issuance allowed the Company to reduce its use of other temporary borrowings and improve its liquidity position.  Federal funds purchased and other temporary borrowings declined by $42 million at September 30, 2009 versus September 30, 2008.

The provision for loan and lease losses was $3.0 million in the third quarter of 2009, representing a decrease of $700 thousand versus the comparable 2008 period.

Total non-interest income increased by $496 thousand in the third quarter of 2009 versus 2008 as the result of a $520 thousand gain recorded on the liquidation of a Trust Preferred Collateralized Debt Obligation (“CDO”) that had been previously classified as other than temporarily impaired (“OTTI”).  During the fourth quarter of 2008 and the first quarter of 2009, the Company wrote this security down by $9.2 million to its estimated market value.  In the third quarter, the Company also recorded a $221 thousand gain on the sale of its claim against an affiliate of Lehman Brothers in connection with a loss recorded during the third quarter of 2008 related to three interest rate swap positions.

Third quarter 2009 total operating expenses increased by $1.2 million or 11.6% to $11.3 million compared to the third quarter of 2008. This increase was primarily due to an increase of $965 thousand in credit and collection expenses, which included a $1.0 million charge to write down the carrying value of loans held for sale to their estimated fair value. Salaries and employee benefits expenses increased by $294 thousand (5.2%) primarily as the result of additions to staff in 2009. Legal expenses increased by $384 thousand in 2009 due to an expense credit recorded last year resulting from the settlement of the purported shareholder derivative lawsuit in the third quarter of 2008.  FDIC and NYS assessment costs increased as the result of a higher FDIC insurance rate in 2009 coupled with fees associated with the Treasury Transaction Account Guarantee Program which was not in existence in the third quarter of 2008. Partially offsetting the foregoing expense increases were reductions in marketing expenses (down $150 thousand) and other operating expenses (down $634 thousand) in the third quarter of 2009.  The decline in other operating expenses was due primarily to the $584 thousand write-off of the Company’s interest rate swap transactions with an affiliate of Lehman Brothers during the third quarter of 2008.

Earnings Summary for the Nine Months Ended September 30, 2009
The Company recorded a net loss of $2.1 million for the nine months ended September 30, 2009, compared to net income of $6.0 million for the comparable 2008 period. The decrease in net income resulted from several factors, most notably an increase in the provision for loan and lease losses of $6.3 million and reductions in net interest income and noninterest income of $1.1 million and $3.6 million, respectively.  Total operating expenses increased by $521 thousand for the first nine months of 2009 versus 2008.

The increased provision for loan and lease losses for the first nine months of 2009 versus the comparable 2008 period was due to several factors, including an increase in non-accrual loans and leases, and internal risk rating downgrades of several commercial loan relationships. The decrease in net interest income was due to a 15 basis point narrowing of the Company’s net interest margin to 3.99% for the first nine months of 2009 versus 4.14% for the comparable 2008 period.

The decline in noninterest income for the first nine months of 2009 resulted principally from an increase in net security losses of $2.9 million due to a previously disclosed $4.0 million 2009 non-cash OTTI charge on a Trust Preferred CDO. During the third quarter of 2009, the Company liquidated this security at a gain of $520 thousand versus its carrying value. Income from bank owned life insurance (“BOLI”) declined by $239 thousand for the first nine months of 2009 versus the comparable 2008 period due to a lower rate of return on BOLI assets. Other operating income decreased by $563 thousand in 2009, due to reductions in sweep program fees coupled with losses recorded on certain customer interest rate swaps in 2009.

Total operating expenses increased by $521 thousand or 1.6% to $33.0 million for the first nine months of 2009, primarily due to a $2.4 million increase in FDIC and NYS assessment expenses in 2009 resulting from higher FDIC insurance premiums, growth in deposits, additional deposit insurance programs and the FDIC special assessment of $730 thousand recorded in the second quarter of 2009; an increase in credit and collection expenses resulting from the previously noted $1.0 million write-down of loans held for sale to their estimated fair value; and a $313 thousand increase in marketing and advertising expenses in 2009. Largely offsetting these increases were a reduction in legal expenses of $2.0 million related to the shareholder derivative lawsuit settled in 2008 and a $1.1 million decline in other operating expenses, largely the result of the previously noted Lehman Brothers swap write-off recorded in 2008. The Company recorded a $914 thousand income tax benefit in the first nine months of 2009 versus a $2.6 million income tax expense in the comparable period a year ago.

Asset Quality
Non-accrual loans and leases totaled $35 million or 3.1% of total loans and leases outstanding at September 30, 2009 versus $14 million or 1.3% of total loans and leases outstanding at September 30, 2008 and $35 million or 3.1% of total loans and leases outstanding at June 30, 2009.  Non-accrual loans categorized as held for sale, previously written down to estimated fair value, amounted to $9 million at September 30, 2009, $1 million at September 30, 2008 and $12 million at June 30, 2009.  The increase in non-accrual loans and leases at September 30, 2009 compared to September 30, 2008 resulted primarily from the addition of $26 million from seven relationships to non-accrual status.  These relationships consisted of residential construction and commercial real estate credits totaling $20 million, and commercial and industrial loans totaling $6 million.  These additions were reduced by charge-offs of non-accrual loans of $2 million and cash payments received of $5 million. Total non-accrual loans did not change materially from June 30, 2009 to September 30, 2009.  The allowance for loan and lease losses as a percentage of non-accrual loans and leases, excluding non-accrual loans categorized as held for sale, amounted to 116% at September 30, 2009 versus 104% at September 30, 2008 and 122% at June 30, 2009. The Company held no other real estate owned at September 30, 2009, September 30, 2008 or June 30, 2009.

As of September 30, 2009, the Company’s allowance for loan and lease losses amounted to $29 million or 2.7% of period-end loans and leases outstanding (excluding loans held for sale). The allowance as a percentage of loans and leases outstanding (excluding loans held for sale) was 1.3% at September 30, 2008 and 2.5% at June 30, 2009.

The Company recorded net loan and lease charge-offs of $1.6 million in the third quarter of 2009 versus net charge-offs of $6.4 million in the third quarter of 2008 and $1.4 million in the second quarter of 2009. As a percentage of average total loans and leases outstanding, these net amounts represented, on an annualized basis, 0.6% for the third quarter of 2009, 2.3% for the third quarter of 2008 and 0.5% for the second quarter of 2009.

Capital
Total stockholders’ equity was $152 million at September 30, 2009 compared to $112 million at September 30, 2008 and $149 million at June 30, 2009. The increase versus 2008 is primarily a result of the issuance of $37 million in preferred stock and a warrant under the Treasury’s CPP in December 2008. The Company issued to the Treasury 36,842 shares of 5% fixed rate cumulative perpetual preferred stock and a warrant to purchase 465,569 shares of common stock.  This increase in capital has allowed the Company to reinforce its commitment to serve the credit needs of our clients and the communities in which we operate.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2009, the weighted average rate on the Company’s trust preferred securities was 4.26% versus 6.29% for the comparable 2008 period. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify in part as Tier II capital.

The Company’s capital ratios exceeded all regulatory requirements at September 30, 2009. The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 9.62%, 12.42% and 13.69%, respectively, at September 30, 2009. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category. Excluding the capital received through the CPP, the Bank would still be considered “well capitalized.”  The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 7.17% at September 30, 2009 versus 7.02% at September 30, 2008 and 6.75% at June 30, 2009.

The Company did not repurchase any of its common stock in 2009. Under the Board of Directors’ existing authorization, up to 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Non-GAAP Disclosure
This press release includes non-GAAP financial measures of tangible common equity ratio and operating efficiency ratio excluding the write down of loans held for sale during the third quarter of 2009. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP).  The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

Contacts:
Brian K. Finneran, Chief Financial Officer
516-465-2251
bfinneran@statebankofli.com

Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2009 and 2008 (unaudited)

	Three Months		Nine Months
	2009	2008	2009	2008
INTEREST INCOME:
Interest and fees on loans and leases	$15,398,175	$16,778,178	$45,034,174	$53,370,368
Federal funds sold and securities
purchased under agreements to resell	-	-	6,272	963,237
Securities available for sale:
Taxable	4,124,801	4,868,898	13,324,213	14,579,365
Tax-exempt	15,486	16,401	66,190	154,646
Dividends	-	-	-	39,667
Dividends on Federal Home Loan Bank and other
restricted stock	35,392	91,985	74,373	412,834
Total interest income	19,573,854	21,755,462	58,505,222	69,520,117

INTEREST EXPENSE:
Deposits	3,218,070	4,979,067	10,587,846	17,875,224
Temporary borrowings	24,637	823,943	88,859	2,933,161
Senior unsecured debt	280,477	-	563,168	-
Subordinated notes	231,185	231,186	693,556	693,556
Junior subordinated debentures	212,729	315,734	666,028	994,589
Total interest expense	3,967,098	6,349,930	12,599,457	22,496,530

Net interest income	15,606,756	15,405,532	45,905,765	47,023,587
Provision for loan and lease losses	3,000,000	3,700,000	16,500,000	10,225,744
Net interest income after provision
for loan and lease losses	12,606,756	11,705,532	29,405,765	36,797,843

NON-INTEREST INCOME:
Service charges on deposit accounts	504,264	468,370	1,690,301	1,623,340
Net security gains (losses)	485,759	(9,700)	(2,832,286)	50,459
Income from bank owned life insurance	181,784	275,554	553,764	792,517
Other operating income	622,789	564,323	1,225,432	1,788,887
Total non-interest income	1,794,596	1,298,547	637,211	4,255,203
Income before operating expenses	14,401,352	13,004,079	30,042,976	41,053,046

OPERATING EXPENSES:
Salaries and other employee benefits	5,925,785	5,631,860	17,223,014	17,370,579
Occupancy	1,391,194	1,425,746	4,340,642	4,200,076
Equipment	306,373	301,563	908,539	918,746
Legal	187,834	(196,510)	533,290	2,535,616
Marketing and advertising	-	150,000	750,000	436,808
FDIC and NYS assessment	657,000	311,870	2,970,661	565,373
Credit and collection	1,151,370	186,275	1,513,453	545,305
Other operating expenses	1,721,189	2,355,027	4,796,766	5,942,381
Total operating expenses	11,340,745	10,165,831	33,036,365	32,514,884

INCOME (LOSS) BEFORE INCOME TAXES	3,060,607	2,838,248	(2,993,389)	8,538,162
PROVISION (BENEFIT) FOR INCOME TAXES	1,119,213	849,121	(913,799)	2,587,904

NET INCOME (LOSS)	$1,941,394	$1,989,127	$(2,079,590)	$5,950,258

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2009 and 2008 (unaudited)

	2009	2008
ASSETS:
Cash and due from banks	$35,992,398	$34,477,541
Securities available for sale - at estimated fair value	395,022,468	392,423,328
Federal Home Loan Bank and other restricted stock	8,035,943	6,233,143
Loans and leases (net of allowance for loan and lease losses
of $29,401,119 in 2009 and $14,572,516 in 2008)	1,078,793,787	1,081,726,998
Loans held for sale	9,302,360	4,500,000
Bank premises and equipment - net	6,561,981	6,452,250
Bank owned life insurance	30,451,721	29,799,137
Net deferred income taxes	18,452,729	20,533,765
Receivable - current income taxes	-	2,678,208
Other assets	13,851,019	14,343,443
TOTAL ASSETS	$1,596,464,406	$1,593,167,813

LIABILITIES:
Deposits:
Demand	$363,046,659	$327,111,443
Savings	536,010,827	479,924,478
Time	408,904,114	528,022,736
Total deposits	1,307,961,600	1,335,058,657
Federal funds purchased	-	4,500,000
Other temporary borrowings	63,000,000	101,000,000
Senior unsecured debt	29,000,000	-
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Payable - securities purchases	-	3,000,000
Other accrued expenses and liabilities	14,323,811	7,063,610
Total Liabilities	1,444,905,411	1,481,242,267

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, authorized 250,000 shares;
36,842 shares issued and outstanding in 2009;
liquidation preference of $36,842,000 in 2009	35,962,325	-
Common stock, $0.01 par value in 2009 and $5.00 in 2008,
authorized 20,000,000 shares; issued 15,615,889 shares
in 2009 and 15,489,891 shares in 2008; outstanding
14,632,874 shares in 2009 and 14,502,239 shares in 2008	156,159	77,449,455
Warrant	1,056,842	-
Surplus	167,690,196	88,989,724
Retained deficit	(43,444,983)	(31,909,482)
Treasury stock (983,015 shares in 2009 and 987,652 shares in 2008)	(16,568,293)	(16,646,426)
Accumulated other comprehensive income (loss)
(net of taxes of $4,414,817 in 2009 and ($3,922,416) in 2008)	6,706,749	(5,957,725)
Total Stockholders' Equity	151,558,995	111,925,546
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,596,464,406	$1,593,167,813

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three and Nine Months Ended September 30, 2009 and 2008 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months		Nine Months
	2009	2008	2009		2008
SELECTED AVERAGE BALANCES (1):
Total assets	$1,622,824	$1,585,337	$1,633,263		$1,626,204
Loans and leases - net of unearned income	$1,121,278	$1,086,993	$1,118,428		$1,072,644
Investment securities	$388,060	$391,064	$391,486		$399,142
Deposits	$1,382,761	$1,280,448	$1,398,558		$1,316,317
Stockholders' equity	$150,076	$113,857	$150,782		$114,944

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.47%	0.50%	(0.17	) %	0.49%
Return on average stockholders' equity	5.13%	6.95%	(1.84	) %	6.91%
Net interest margin	4.06%	4.12%	3.99%		4.14%
Operating efficiency ratio	66.60%	60.19%	66.42%		62.79%

CAPITAL RATIOS (2):
Tier I leverage ratio	9.25%	8.05%	9.25%		8.05%
Tier I risk-based capital ratio	11.95%	10.32%	11.95%		10.32%
Total risk-based capital ratio	13.70%	12.32%	13.70%		12.32%
Tangible common equity ratio (3)	7.17%	7.02%	7.17%		7.02%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases (2)	$34,656	$14,485	$34,656		$14,485
Non-accrual loans and leases/total loans
and leases (2)	3.10%	1.32%	3.10%		1.32%
Allowance for loan and lease losses/non-
accrual loans and leases (2) (4)	116%	104%	116%		104%
Allowance for loan and lease losses/total
loans and leases (2) (4)	2.65%	1.33%	2.65%		1.33%
Net charge-offs	$1,553	$6,376	$5,767		$8,356
Net charge-offs (annualized)/
average loans and leases	0.55%	2.33%	0.69%		1.04%

COMMON SHARE DATA:
Average common shares outstanding	14,375,032	14,207,743	14,355,838		14,097,522
Period-end common shares outstanding	14,632,874	14,502,239	14,632,874		14,502,239
Net income (loss) per common share - basic	$0.10	$0.14	$(0.25)		$0.42
Net income (loss) per common share - diluted	$0.10	$0.14	$(0.25)		$0.42
Book value per common share (2)	$7.83	$7.72	$7.83		$7.72
Cash dividends per common share	$0.05	$0.10	$0.15		$0.40

(1) Weighted daily average balance for period noted.

(2) At period end.

(3) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of September 30, 2009, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$151,559		Total assets			$1,596,464
Less: preferred stock	(35,962)		Less: intangible assets			-
Less: warrant	(1,057)		Tangible assets			$1,596,464
Total common stockholders' equity	114,540
Less: intangible assets	-
Tangible common equity	$114,540

(4) Excluding loans held for sale.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2009 and 2008 (unaudited)
(dollars in thousands)

	2009			2008
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$388,060	$4,146	4.24%	$391,064	$4,880	4.96%
Federal Home Loan Bank and other restricted stock	5,769	35	2.41	8,051	92	4.55
Interest-bearing deposits	10,677	3	0.11	3,271	13	1.58
Loans and leases (3)	1,121,278	15,409	5.45	1,086,993	16,805	6.15
Total interest-earning assets	1,525,784	$19,593	5.09%	1,489,379	$21,790	5.82%
Non-interest-earning assets	97,040			95,958
Total Assets	$1,622,824			$1,585,337

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$589,269	$1,145	0.77%	$503,892	$1,491	1.18%
Time deposits	439,151	2,073	1.87	456,092	3,488	3.04
Total savings and time deposits	1,028,420	3,218	1.24	959,984	4,979	2.06
Federal funds purchased	-	-	-	6,485	39	2.39
Other temporary borrowings	12,630	25	0.79	141,402	785	2.21
Senior unsecured debt	29,000	280	3.83	-	-	-
Subordinated notes	10,000	231	9.16	10,000	231	9.19
Junior subordinated debentures	20,620	213	4.10	20,620	316	6.10
Total interest-bearing liabilities	1,100,670	3,967	1.43	1,138,491	6,350	2.22
Demand deposits	354,341			320,464
Other liabilities	17,737			12,525
Total Liabilities	1,472,748			1,471,480
Stockholders' Equity	150,076			113,857
Total Liabilities and Stockholders' Equity	$1,622,824			$1,585,337
Net interest income/margin		15,626	4.06%		15,440	4.12%
Less tax-equivalent basis adjustment		(19)			(34)
Net interest income		$15,607			$15,406

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $9 and $8 in 2009 and 2008, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $10 and $26 in 2009 and 2008, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
(dollars in thousands)

	2009			2008
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$391,486	$13,398	4.58%	$399,142	$14,789	4.95%
Federal Home Loan Bank and other restricted stock	5,734	74	1.73	8,111	413	6.80
Securities purchased under agreements to
resell	6,538	6	0.12	39,624	963	3.25
Interest-bearing deposits	18,122	24	0.18	3,249	57	2.34
Loans and leases (3)	1,118,428	45,080	5.39	1,072,644	53,450	6.66
Total interest-earning assets	1,540,308	$58,582	5.08%	1,522,770	$69,672	6.11%
Non-interest-earning assets	92,955			103,434
Total Assets	$1,633,263			$1,626,204

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$596,774	$3,578	0.80%	$544,235	$6,179	1.52%
Time deposits	461,524	7,010	2.03	452,847	11,696	3.45
Total savings and time deposits	1,058,298	10,588	1.34	997,082	17,875	2.39
Federal funds purchased	300	1	0.45	7,741	161	2.78
Securities sold under agreements to
repurchase	1,154	4	0.46	-	-	-
Other temporary borrowings	15,681	84	0.72	141,607	2,772	2.61
Senior unsecured debt	19,546	563	3.85	-	-	-
Subordinated notes	10,000	693	9.27	10,000	694	9.27
Junior subordinated debentures	20,620	666	4.32	20,620	995	6.45
Total interest-bearing liabilities	1,125,599	12,599	1.50	1,177,050	22,497	2.55
Demand deposits	340,260			319,235
Other liabilities	16,622			14,975
Total Liabilities	1,482,481			1,511,260
Stockholders' Equity	150,782			114,944
Total Liabilities and Stockholders' Equity	$1,633,263			$1,626,204
Net interest income/margin		45,983	3.99%		47,175	4.14%
Less tax-equivalent basis adjustment		(77)			(151)
Net interest income		$45,906			$47,024

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $31 and $71 in 2009 and 2008, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $46 and $80 in 2009 and 2008, respectively.